Exhibit 22.1
Subsidiary Issuers of Guaranteed Securities

As of April 1, 2022, Danaher Corporation (Parent Guarantor) was the sole guarantor of the following senior unsecured notes issued by:

DH Europe Finance S.a.r.l., a Luxembourg company and wholly-owned subsidiary of the Parent Guarantor:
•Floating rate EUR notes due 2022
•1.2% EUR notes due 2027

DH Europe Finance II S.a.r.l., a Luxembourg company and wholly-owned subsidiary of the Parent Guarantor:
•2.05% USD notes due 2022
•2.2% USD notes due 2024
•0.2% EUR notes due 2026
•0.45% EUR notes due 2028
•2.6% USD notes due 2029
•0.75% EUR notes due 2031
•1.35% EUR notes due 2039
•3.25% USD notes due 2039
•1.8% EUR notes due 2049
•3.4% USD notes due 2049

DH Switzerland Finance S.a.r.l., a Luxembourg company and wholly-owned subsidiary of the Parent Guarantor:
•0.5% CHF notes due 2023
•1.125% CHF notes due 2028

DH Japan Finance S.a.r.l., a Luxembourg company and wholly-owned subsidiary of the Parent Guarantor:
•0.3% JPY notes due 2027
•0.65% JPY notes due 2032